Exhibit 10.20

Compensation Of Directors

     Only non-employee directors are compensated for serving as members of the Board. Prior to July 2003, no directors were eligible to receive cash compensation for the services they provide as directors, although all directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings.

     At the 2003 Annual General Meeting of Shareholders, shareholders approved a cash compensation package for non-employee directors. The approved plan for cash compensation will only be effective upon the appointment of a new non-employee Class I director. Accordingly, no payments were due to non-employee directors during 2003. Under the approved compensation policy, upon the appointment of a new Class I director approved by shareholders, as is contemplated at this Annual General Meeting, non-employee directors will receive cash remuneration consisting of $1,000 per fiscal quarter, plus $1,000 for each Board meeting attended and $1,000 for each Committee meeting attended. In addition, the Chair of the Audit Committee will receive an additional $500 per Audit Committee meeting.

     In addition, under the policy approved by the shareholders, non-employee directors are eligible for non-discretionary grants of stock options under the Company’s option plans. Non-employee directors receive a non-discretionary option grant of 50,000 Ordinary Shares upon their initial election or appointment to the Board and annual option grants of 15,000 Ordinary Shares at each Annual General Meeting of Shareholders thereafter during their term of service. Annual option grants are not made in cases where a director’s initial term is shorter than six months at the time of the Annual General Meeting. The non-discretionary grants vest over a period of four years, with one-quarter of the Ordinary Shares subject to the option becoming vested and exercisable after one year and monthly thereafter over the remaining period of thirty-six months, subject to continued service as a director of the Company. The grant date of the initial option grant is the date that the non-employee director is initially elected or appointed to the Board. The grant date of the annual option grant is the date of the Annual General Meeting. The exercise price for these non-discretionary grants is the closing sale price of the Company’s Ordinary Shares on The Nasdaq SmallCap Market the day before the grant date.